UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2018

Cott Corporation

(Exact name of registrant as specified in its charter)

Canada	001-31410	98-0154711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Britannia Rd., East Mississauga, Ontario, Canada		L4W 4T5

Corporate Center III 4221 W. Boy Scout Blvd., Suite 400 Tampa, Florida, United States		33607
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 313-1800

6525 Viscount Road

Mississauga, Ontario, Canada L4V1H6

5519 West Idlewild Avenue

Tampa, Florida, United States 33634

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

As previously reported, on July 24, 2017, Cott Corporation (the “Company”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with Refresco Group N.V., a Netherlands limited liability company (“Refresco”), providing for the sale of the Company’s traditional carbonated soft drink and juice business in the United States, Canada, Mexico and the United Kingdom (the “Traditional Business”). On January 30, 2018, the Company completed the sale of the Traditional Business to Refresco (the “Transaction”).

Item 1.01 Entry into a Material Definitive Agreement.

Second Amended and Restated ABL Facility

On January 30, 2018, in connection with the closing of the Transaction, the Company entered into a second amendment and restatement agreement making effective an amended and restated senior secured asset-based lending credit facility (the “ABL Facility”) that provides the Company and its subsidiaries with financing in the United States, Canada, the United Kingdom, Luxembourg and The Netherlands. The ABL Facility amended and restated the Amended and Restated Credit Agreement, dated as of August 3, 2017, as amended, which governed the Company’s prior senior secured credit facility. As of the date hereof, the Company and its subsidiaries Cott Holdings Inc., DS Services of America, Inc., S. & D. Coffee, Inc., Aimia Foods Limited and Aquaterra Corporation are borrowers under the ABL Facility.

The ABL Facility is a revolving facility of up to $250.0 million (subject to increase as described below) with a maturity date of August 3, 2021. JPMorgan Chase Bank, N.A. serves as administrative agent and administrative collateral agent and JPMorgan Chase Bank, N.A., London Branch serves as U.K. security trustee.

Availability under the ABL Facility is dependent on a borrowing base calculated as a percentage of the value of eligible inventory, accounts receivable and property, plant and equipment in the manner set forth in the credit agreement for the ABL Facility. The ABL Facility has subfacilities for letters of credit and swingline loans and geographical sublimits for the United Kingdom and The Netherlands ($35.0 million collectively) and Canada ($20.0 million). Subject to certain conditions, the ABL Facility may be increased up to an additional $100.0 million at the Company’s option if lenders agree to increase their commitments.

The interest rate margin on loans under the facility is based on the amount of availability that the borrowers have under the facility. In general, the spread on loans based on LIBOR will range from 1.25% to 1.75% and on an adjusted base rate will be -0.50% to 0.00%. There are also other rate options for U.K. and Canadian borrowings. The proceeds of the ABL Facility will be used to finance the working capital needs and general corporate purposes of the Company and its U.S., Canadian, U.K., Dutch and Luxembourg subsidiaries in the ordinary course of business. A limited amount of money may be loaned to the Company’s subsidiaries elsewhere.

The debt under the ABL Facility is guaranteed by most of the Company’s U.S., Canadian, U.K. and Luxembourg subsidiaries and certain of the Company’s Dutch subsidiaries. Subject to certain exceptions, the debt and guarantees are secured by (a) all of the Company’s and guarantors’ ownership interests in their subsidiaries and (b) substantially all of the personal property assets of the borrowers and the guarantors as well as specified real estate. The Company has agreed to pay usual and customary commitment fees that vary on a monthly basis depending on average utilization of the ABL Facility.

The borrowers and restricted subsidiaries are subject to a number of business and financial covenants and events of default. The ABL Facility contains customary restrictive covenants, including limitations on indebtedness, liens, mergers, consolidations, liquidations and sales, payment of dividends, investments, loans and advances, optional payments and modifications of subordinated and other debt instruments, and transactions with affiliates. Events of default under the ABL Facility include nonpayment, inaccuracy of representations and warranties, violation of covenants, cross-default to other indebtedness, bankruptcy, material judgments, and a change of control of the Company. Upon the occurrence of an event of default, the lenders may terminate the commitments and declare all loans due and payable. The Company has agreed to a mandatory prepayment provision (but without a reduction of the commitment), subject to certain exceptions, upon a sale or transfer of assets of a borrower or guarantor, upon the receipt of proceeds from the issuance of any indebtedness, upon the occurrence of an availability shortfall under the revolver, or upon receipt of insurance proceeds or condemnation awards.

The ABL Facility also contains a minimum fixed charge coverage ratio covenant of 1.0 to 1.0 effective when and if (a) there exists an event of default or (b) excess availability is less than the greater of (i) 10.0% of the lesser of (A) the aggregate amount of all commitments at such time and (B) the borrowing base at such time and (ii) $22.5 million. If (a) there exists a payment, bankruptcy or other insolvency default or (b) excess availability is less than the greater of (i) 10% of the lesser of (A) the aggregate amount of all commitments at such time and (B) the borrowing base and (ii) $22.5 million for any period of five consecutive days, the lenders will take dominion over the cash and in some cases transfer collection accounts to the name of the administrative collateral agent. At all times that full cash dominion is in effect under any security agreement (and at all times with respect to collections of the U.K. loan parties), amounts in the collection account will be applied to reduce amounts owing under the ABL Facility.

The Company does not have any material relationship with the Lenders who are party to the ABL Facility, other than (i) in respect of the ABL Facility and its predecessor credit facilities, and (ii) affiliates of JPMorgan Chase Bank, N.A., Deutsche Bank AG, Bank of America, N.A., Wells Fargo Capital Finance, LLC and SunTrust Bank have performed, and may in the future perform various commercial banking, investment banking, underwriting, trust and other financial advisory services for the Company, for which such affiliates have received, and will receive, customary fees and expenses.

A copy of the Second Amendment and Restatement Agreement is filed as Exhibit 10.1 hereto.

Item 1.02 Termination of a Material Definitive Agreement.

As part of the Transaction, the Company’s Supply Agreement with Crown Cork & Seal USA, Inc. was transferred to an indirect subsidiary of Refresco effective January 30, 2018. The Supply Agreement was utilized by the Traditional Business to purchase aluminum cans and ends, and copies of the Supply Agreement and subsequent amendments thereto were filed as Exhibits 10.18 and 10.19 of the Company’s Form 10-K for the year ended December 31, 2016. As a result of the Transaction, neither the Company nor any of its affiliates remain party to the Supply Agreement, and there were no termination penalties paid.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 30, 2018, the Company completed the Transaction described in the Introductory Note. The purchase price was approximately $1.25 billion in cash, subject to customary post-closing adjustments.

The Company’s unaudited pro forma condensed consolidated financial statements giving effect to the completion of the sale of the Traditional Business are filed as Exhibit 99.2 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K under the heading “Amended and Restated ABL Facility” is incorporated by reference into this Item 2.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 30, 2018, Carlos Baila was terminated without cause from his role as the Company’s Chief Procurement Officer and Chief Operations Officer—North America Business Unit. Mr. Baila and the Company entered into a Separation Agreement and General Release on that date (the “Separation Agreement”) memorializing his severance arrangements. The Separation Agreement provides for payment of earned but unused vacation time, a cash severance payment of $270,000, payment of his 2017 cash performance bonus when 2017 bonuses are finalized and paid, and a cash payment representing (i) his target bonus for 2018 plus (ii) the grant date fair value of his 2017 equity awards, prorated for the length of his service in 2018. All payments are to be made subject to applicable withholdings. The Company will also accelerate the vesting of Mr. Baila’s unvested restricted share units and options. Mr. Baila has agreed to a general release of claims, a confidentiality covenant, a nine-month non-competition covenant and a nine-month non-solicitation covenant.

A copy of the Separation Agreement is filed as Exhibit 10.2 hereto.

Item 7.01 Regulation FD Disclosure.

As previously announced, in connection with the closing of the Transaction, on January 30, 2018, the Company has redeemed all of (i) Cott Beverages Inc.’s $525,000,000 aggregate principal amount of 5.375% Senior Notes due 2022 and (ii) DS Services of America, Inc.’s $250,000,000 aggregate principal amount of 10.000% Second Priority Senior Secured Notes due 2021.

On January 30, 2018, the Company issued a press release announcing completion of the sale of the Traditional Business, a copy of which is furnished as Exhibit 99.1 hereto.

The information furnished in this Current Report on Form 8-K under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

The unaudited pro forma consolidated financial statements of Cott Corporation specified in Article 11 of Regulation S-X are filed as Exhibit 99.2 hereto and incorporated herein by reference.

(d) Exhibits

Exhibit No.	Description

10.1	Second Amendment and Restatement Agreement, dated as of January 30, 2018, to the Credit Agreement dated as of August 17, 2010, as amended, among Cott Corporation, Cott Beverages Inc., Cott Beverages Limited, Cliffstar LLC, DS Services of America, Inc. and the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., London Branch as UK security trustee, JPMorgan Chase Bank, N.A., as administrative agent and administrative collateral agent, and each of the other parties party thereto.

10.2*	Separation Agreement and General Release by and between Cott Corporation and Carlos Baila, dated January 30, 2018

99.1	Press Release of Cott Corporation, dated January 30, 2018

99.2	Cott Corporation Unaudited Pro Forma Condensed Consolidated Financial Statements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cott Corporation (Registrant)

By:	/s/ Marni Morgan Poe
Marni Morgan Poe Vice President, General Counsel and Secretary

Date: February 2, 2018